CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plan Administrative Committee
of Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-187615) pertaining to the Dunkin’ Brands 401(k) Retirement Plan of Dunkin’ Brands Group, Inc. of our report dated June 28, 2016 relating to the statements of net assets available for plan benefits of the Dunkin’ Brands 401(k) Retirement Plan as of December 31, 2015 and 2014, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2015, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 28, 2016